Voting Agreement

THIS AGREEMENT (“Agreement”) is made and entered into as of the 23rd day of May 2022, by and among the undersigned stockholders (each, a “Stockholder,” and collectively, the “Stockholders”) of CynergisTek, Inc., a Delaware corporation (the “Company”), and Clearwater Compliance LLC, a Tennessee limited liability company (the “Parent”).

Witnesseth:

WHEREAS, the Company and the Parent, together with the Parent’s wholly-owned subsidiary Clearwater Compliance Acquisition Company I, a Delaware corporation, have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) (capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Merger Agreement); and

WHEREAS, each Stockholder owns and is entitled to vote the number of issued and outstanding shares of common stock of the Company (the “Company Common Shares”) set forth opposite such Stockholder’s name on Schedule 1 attached hereto and has agreed to vote such Stockholder’s Company Common Shares pursuant to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the Stockholders and the Parent hereby agree as follows:

Section 1.Voting of Shares.  Each Stockholder hereby agrees that at any meeting of the stockholders of the Company and in any action by written consent of the stockholders of the Company, such Stockholder shall vote the Company Common Shares which such Stockholder owns and is entitled to vote (a) in favor of the Merger Agreement and the transactions contemplated thereby, (b) against any action or agreement which would result in a breach of any term of, or any other obligation of the Company under, the Merger Agreement, and (c) against any action or agreement which would impede, interfere with or attempt to discourage the transactions contemplated by the Merger Agreement; provided, however, that each Stockholder makes no agreement or understanding in this Agreement in such Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (y) will limit or affect any actions or omissions taken by Stockholder in stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (z) will be construed to prohibit, limit, or restrict a Stockholder from exercising such Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders.  Each Stockholder agrees that the Company shall be authorized to include in any proxy or material transmitted to stockholders of the Company, a statement to the effect that the Stockholder is a party to this Agreement and has committed to vote in favor of the Merger Agreement and the transactions contemplated thereby as set forth in this Section 1.

Section 2.Term of Agreement.  This Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the Effective Time (as defined in the Merger Agreement), (b) the termination of the Merger Agreement in accordance with its terms, which includes termination in the event the Company Board determines that its fiduciary duties require it to accept an Acquisition Proposal from a third party pursuant to Section 5.1 of the Merger Agreement, or (c) the Termination Date (as defined in the Merger Agreement).

Section 3.Covenants of Stockholders.  Each Stockholder agrees not to: except to the extent contained in this Agreement, grant any proxies, deposit any Company Common Shares into a voting trust or enter into a voting agreement with respect to any Company Common Shares; or without the prior written approval of the Parent or as contemplated in Section 5.1 of the Merger Agreement, solicit, initiate or encourage any Acquisition Proposal involving the Company.

Section 4.Representations and Warranties of Stockholders.  Each Stockholder represents and warrants to the Parent as follows:  (a) such Stockholder has beneficial ownership of, and is entitled to vote in accordance with such Stockholder’s commitments under this Agreement, the number of Company Common Shares set forth opposite his name on Schedule 1 hereto, and does not own or have any right to acquire any Company Common Shares not listed on Schedule 1; (b) such Stockholder has the right, power and authority to execute, deliver and perform under this Agreement; such execution, delivery and performance will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which such Stockholder is a party or is subject; and this Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder, enforceable in accordance with its terms; (c) such Stockholder’s Company Common Shares listed as owned on Schedule 1 hereto are now and, until the termination of this Agreement, will remain owned by such Stockholder, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests, marital property rights or any other encumbrances whatsoever (other than rights of the Parent and encumbrances respecting such Company Common Shares created pursuant to this Agreement or the Merger Agreement); and (d) other than this Agreement and the Merger Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements related to, such Stockholder’s Company Common Shares. Notwithstanding this representation, no Stockholder shall be prevented by this Agreement from the following transfers of Company Common Shares: (w) transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (x) transfers for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; (y) with the prior written consent of the Parent (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (z)  as the Parent may otherwise agree in writing.

Section 5.Representations and Warranties of the Parent.  The Parent has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which the Parent is a party or is subject; and this Agreement has been duly executed and delivered by the Parent and constitutes a legal, valid and binding agreement of the Parent, enforceable in accordance with its terms.

Section 6.Transferability.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Parent may assign this Agreement to a direct or indirect wholly-owned subsidiary or affiliate of the Parent, provided that no such assignment shall relieve the Parent of its obligations hereunder.

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Section 7.Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed by any of the Stockholders in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the Parent shall be entitled to injunctive relief to prevent breaches of this Agreement by the Stockholders and to enforce specifically the terms and provisions hereof in addition to any other remedy to which the Parent is entitled at law or in equity.

Section 8.Further Assurances.  Each Stockholder agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.

Section 9.Entire Agreement and Amendment.  (a) Except for the Merger Agreement and its ancillary agreements and instruments, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect hereto.

(b)This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 10.Notices.  Each notice, demand or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) the third Business Day after being deposited in the United States mail, registered or certified mail (return receipt requested), (c) the first Business Day after being deposited with Federal Express or any other recognized national overnight courier service, or (d) if delivered by electronic mail, upon receipt, in each case addressed to the applicable address set forth herein for the Parent or on Schedule 1 for each of the Stockholders.

Section 11.General Provisions.  This Agreement shall be governed by the laws of the State of Delaware.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original.  Headings are for convenience only and shall not affect the meaning of this Agreement.  Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CLEARWATER COMPLIANCE LLC

By: /s/ Steven Cagle

Name: Steven Cagle

Title: Chief Executive Officer

Address for Notices:

Clearwater Compliance LLC

40 Burton Hills Blvd., Suite 200

Nashville, TN  37215

Email:  steve.cagle@clearwatercompliance.com

Attention: Steve Cagle

with a copy to:

Altaris Capital Partners, LLC

10 E. 53rd Street, 31st Floor

New York, NY 10022

Email:garikai.nyaruwata@altariscap.com and charles.mullens@altariscap.com

Attention:Garikai Nyaruwata and Charles Mullens

ArentFox Schiff LLP

233 S. Wacker Drive, Suite 7100

Chicago, Illinois 60606

E-mail:steve.isaacs@afslaw.com

Attention:Steve E. Isaacs, Esq.

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STOCKHOLDERS:

Signature: /s/ Michael McMillan	Printed Name: Michael McMillan

/s/ Paul Anthony	Paul Anthony

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